                                                                   EXHIBIT 10.06

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT is made and entered into as of this 27th day of August, 1999, by and between HEIDRICK & STRUGGLES, INC., a Delaware corporation (the "Company"), and BRIAN M. SULLIVAN, residing at Holly Glen,
P0 Box 396, New Vernon, New Jersey 07976 (the "Partner").

                              W I T N E S S E T H:

            1. EMPLOYMENT

            The Company hereby employs the Partner, and the Partner hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

            2. TERM

            (a) Employment Term. Subject to the provisions for termination as hereinafter provided, the term of employment under this Agreement shall commence on September 1, 1999 (the "Effective Date"), and shall continue for a period of five (5) years thereafter (the "Term").

            (b) Prior Agreements. This Agreement supersedes all agreements and understanding (including oral agreements) between Partner and the Company and/or its affiliates regarding the terms and conditions of Partner's employment with the Company or any predecessor and/or affiliates.

            3. COMPENSATION

            (a) Partner Compensation Policy. Except as otherwise provided herein for the bonus (calendar) years ending December 31, 1999, 2000 and 2001, the determination of annual compensation to be paid by the Company to the Partner shall be subject to the guidelines of the U.S. Partner/Consultant Cash Compensation Policy effective October 1, 1998, as amended or modified from time to time (the "Partner Compensation Policy").

            (b) Base Salary. The Company shall pay to the Partner as base compensation for all services rendered by the Partner during the term of this Agreement an initial monthly base salary of $33,333.33 (which is $400,000 annually), payable monthly or in other more frequent installments, as determined by the Company (the "Base Salary"), commencing on the Effective Date. It is current Company policy that salaries are reviewed annually in November or December, so that the Partner's first salary review will be in November or December 2000, and any increase in such base compensation shall thereafter be deemed to be the Base Salary for the purposes of this Agreement. In event that the Partner does not meet the actual fee and Source of Business (as defined in the Partner Compensation Policy) ("SOB") expectations for 2001 (as set

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forth below) or any calendar year thereafter, the Company may decrease the
Partner's Base Salary in accordance with the Partner Compensation Policy at the beginning of the following calendar year, and such decreased amount shall thereafter be deemed to be the Base Salary for the purposes of this Agreement. As of the Effective Date through December 31, 2001, the actual fee and SOB expectations of the Partner are as follows (which for 1999 and 2000 are for reference purposes only):

--------------------------------------------------------------------------------
Year                                                  Fee             SOB
----                                                  ---             ---
--------------------------------------------------------------------------------
September 1,1999 to December 31, 1999                 $  449,000      $1,360,000
--------------------------------------------------------------------------------
January 1, 2000 to December 31, 2000                  $2,000,000      $4,000,000
--------------------------------------------------------------------------------
January 1, 2001 to December 31, 2001                  $2,000,000      $4,250,000
--------------------------------------------------------------------------------

The parties expect that fee and SOB amounts for years 2002, 2003 and 2004 (through the end of the Term) will exceed the above numbers (after adjusting for inflation).

            (c) Bonus Compensation. In addition to the Base Salary to be paid pursuant to Section 3(b) of this Agreement, during the Term of this Agreement or any renewal or extension thereof, the Partner will be entitled to or eligible for (as the case may be) the following bonus compensation:

                  (i) The Sullivan Collections Bonus. For the period beginning with the Effective Date and continuing through December 31, 2000, the Partner is entitled to receive a bonus based upon the actual post-August 31, 1999 cash collection of the Partner's fees that were invoiced by Sullivan & Company ("Sullivan") prior to September 1, 1999, provided that the cash is received by the Company on or before December 31, 2000 (the "Sullivan Collections Bonus"). The Sullivan Collections Bonus, if any is due, will be payable monthly by the 15th day of the month following the Company's receipt of the cash from such invoices. The amounts of the bonus payable to the Partner will be equal to the amount to which the Partner would have been entitled under the Sullivan "commission program" in which the Partner participated as of August 31, 1999. The Sullivan Collections Bonus is payable only if the Partner is employed on the respective bonus payment dates, unless his termination of employment is due to the Partner's death, disability or termination Without Cause or for Good Reason, in which case such bonus is payable in accordance with the terms of the applicable termination provision hereof.

                  (ii) Heidrick & Struggles Bonus: The Partner will be eligible to receive a bonus, payable on January 15, 2000, equal to an amount based upon cash collections from the Partner's fees and SOB credits (as defined in the Partner Compensation Policy) invoiced by the Company from September 1, 1999 through December 31, 1999 (the "Initial Stub Period"), and determined in accordance with Exhibit A hereto using a "plus one" level, with the Partner's fee and SOB credits for such purposes determined by including the Partner's revenue generation during his employment with Sullivan in 1999 (assuming $1.00 of fee and SOB credit for each dollar of revenue production), less the portion of the Partner's Base Salary actually paid

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during the Initial Stub Period (the "Heidrick & Struggles Bonus"). The Heidrick
& Struggles Bonus is payable only if the Partner is in the Company's employ on the bonus payment date, unless his termination of employment is due to the Partner's death, disability or termination Without Cause or for Good Reason, in which case such bonus is payable in accordance with the terms of the applicable termination provision hereof.

                  (iii) Minimum Bonus. For each of the bonus (calendar) years ending December 31, 2000 and 2001, the Partner shall receive a minimum annual bonus of $1,600,000 (the "Minimum Bonus"), payable when bonuses are paid for these bonus years (currently December and the following March), provided that the Partner is in the Company's employ on the respective bonus payment dates, unless his termination is due to the Partner's death, disability or termination Without Cause or for Good Reason, in which case such bonus is payable in accordance with the terms of the applicable termination provision hereof.

                  (iv) Discretionary Annual Bonus. Beginning with the bonus (calendar) year ending December 31, 2000, the Partner will be eligible to be considered for a discretionary annual bonus based upon the Partner Compensation Policy (the "Discretionary Annual Bonus"), which Discretionary Annual Bonus currently is payable in December and the following March. The Discretionary Annual Bonus shall not be earned until declared by the Board or appropriate committee of the Board, and shall be payable only if the Partner is in the Company's employ on the applicable payment date, unless, during the Term of this Agreement (but not any renewal or extension thereof), the Partner's termination is due to his death, disability or termination Without Cause or for Good Reason, in which case such bonus is payable in accordance with the terms of the applicable termination provision hereof. For the bonus (calendar years) ending December 31, 2000 and December 31, 2001, the Minimum Bonus payable pursuant to section (iii) above shall be part of, and not in addition to, the Discretionary Annual Bonus.

            (d) Benefits. In order to facilitate the transition of benefits, the Company is maintaining, for current plan participants only, the Sullivan benefit plans and policies through December 31, 1999. If the Partner is currently eligible, the Partner will continue participation in the Sullivan plans and policies through December 31, 1999. If the Partner has not yet met the eligibility requirements to participate in the Sullivan & Company Plan (the 401(k) plan) (the "Sullivan Plan"), the Partner will no longer be able to enter the Sullivan Plan, but will be eligible to participate in the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan ("H&S 401(k) Plan") as described below.

                  Beginning January 1, 2000, the Sullivan benefit plans and policies will no longer be maintained, and the Partner will then be eligible to participate in Company benefit programs and policies available to Company executives of comparable rank, in accordance with the terms of those programs and policies. Notwithstanding the foregoing, the Company's GlobalShare programs will apply to the Partner effective September 1, 1999, provided the Partner meets the programs' eligibility requirements.

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                  Beginning January 1, 2000, and subject to the requirements of applicable law, the Partner will receive past service credit for the Partner's term of employment with Sullivan for purposes of determining the term of paid vacation benefits and short-term disability salary continuation benefits. In addition, vacation time accrued through December 31, 1999, but unused, due to the Partner from Sullivan, will be carried forward for the Partner's use up to and including March 31, 2000, in accordance with Sullivan policy.

                  The Partner will be automatically eligible to participate in the H&S 401(k) Plan beginning January 1, 2000, if the Partner has previously met the eligibility requirements to participate in the Sullivan Plan. If the Partner has not yet met the eligibility requirements for the Sullivan Plan, the Partner will be eligible to participate in the H&S 401(k) Plan upon meeting the age and service requirements under the terms of that Plan. Effective January 1, 2000, and subject to the requirements of applicable law, the Partner will receive credit for service with Sullivan for purposes of eligibility to participate and vesting in the H&S 401(k) Plan.

                  The Company benefit programs, bonus programs, and policies are reviewed from time to time by the Company's management, and Company programs and policies may be modified, amended or completely terminated at any time.

            (e) Business Expenses. During the Term, reasonable business expenses incurred by the Partner in the performance of Partner's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

            4. DUTIES

            (a) General. The Partner is engaged as an executive search consultant of the Company and shall have duties and responsibilities consistent therewith. In addition, and consistent with the foregoing, the Partner shall have such specific duties and responsibilities as may be assigned to the Partner by the Chief Executive Officer, the Regional Managing Partner, or the Office Managing Partner. The Partner shall be considered a "director-elect" for all intra-company purposes, it being understood that this position is separate and distinct from the legal status of a member of the Company's Board of Directors.

            (b) Title; Committees. As of the Effective Date, the Partner shall be given the title of Managing Partner, Global Financial Institutions Practice, and shall be appointed a member of the Global Management Committee for the Term of this Agreement, provided the Partner remains in a significant senior management position.

            (c) Home Office. The Partner shall render services and the Company shall employ the Partner principally at the Company's office located at 40 Wall Street, New York, New York or, following August 31, 2001, at such other location in Manhattan as the Company may direct (the Partner's "Home Office").

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                                                                               5


            5. EXTENT OF SERVICES

            During the Term of this Agreement, the Partner shall devote the Partner's full-time business energy and attention to the benefit and business of the Company as may be reasonably necessary in performing the Partner's duties pursuant to this Agreement.

            6. ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

            (a) Death. The Term of this Agreement and the Partner's employment hereunder shall terminate upon the death of the Partner. Upon the termination of this Agreement on account of the Partner's death, the Company shall pay to the estate of the Partner within thirty (30) days after the date of death the Partner's Base Salary, benefits and reimbursable expenses accrued but unpaid as of the date of termination. In addition, should the Partner's death occur during the Term of this Agreement (but not any renewal or extension thereof), the Company shall pay to the Partner's estate the bonus amount(s) hereunder accrued but unpaid as of date of death, which amount(s) shall be paid at the time such bonuses are due to be paid under the Company's bonus payment schedule. For purposes of the prior sentence:

                  (i) amounts accrued under Section 3(c)(i) shall mean bonus with respect to amounts collected through date of death;

                  (ii) amounts accrued under Section 3(c)(ii) shall mean bonus based on the Partner's fees and SOB credits through date of death, determined pursuant to the Partner Compensation Policy as of such date using a "plus one" level;

                  (iii) amounts accrued under Section 3(c)(iii) shall mean that portion of the Minimum Bonus payable with respect to the bonus (calendar) year in which death occurs as results by multiplying the Minimum Bonus payable for such year by a fraction, the numerator of which shall be the numbers of days elapsed in such calendar year as of the date of death and the denominator of which shall be 365; and

                  (iv) amounts accrued under Section 3(c)(iv) shall mean that portion of the bonus that would be payable based upon the Partner's cumulative fee and SOB credits based upon his total cash collections for the calendar year in which death occurs through the date of death annualized, with "total cash compensation" determined using the cash compensation guidelines of the Partner Compensation Policy at a "plus one" level of the bonus range, less any Minimum Bonus, if any, payable for such year.

After receiving the payment provided in this Section 6(a), the Partner's estate shall have no further rights to any compensation or any other benefits under this Agreement.

            (b) Disability. The Term of this Agreement and the Partner's employment hereunder shall terminate upon the Partner's Permanent Disability. As used in this Agreement, the term "Permanent Disability" shall mean, in the event a disability insurance policy is provided

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                                                                               6


or paid for by the Company covering the Partner at such time and is in full force and effect, the definition of permanent disability set forth in such policy. If no such disability policy is so maintained at such time or is then in full force and effect, the term "Permanent Disability" shall mean the inability of the Partner, as reasonably determined by an independent medical doctor designated by the Company and reasonably agreeable to the Partner or his representative, by reason of physical or mental disability, to perform the duties required of the Partner under this Agreement and such disability has lasted for a period of at least three (3) consecutive months or four (4) months in the aggregate in any twelve (12) month period. The Partner's Base Salary, benefits and reimbursable expenses as provided for hereunder shall continue to be paid, and the Partner shall continue to be eligible for bonus payments due to be paid during any period of incapacity prior to and including the date upon which the Partner's employment is terminated on account of Permanent Disability. Notwithstanding the above, should the Partner's employment be terminated on account of Permanent Disability during the Term of this Agreement (but not any renewal or extension thereof), the Company shall pay to the Partner the bonus amount(s) hereunder accrued but unpaid as of the date of such termination, which amount(s) shall be paid at the time such bonuses are due to be paid under the Company's bonus payment schedule. For purposes of the prior sentence:

                  (i) amounts accrued under Section 3(c)(i) shall mean bonus with respect to amounts collected through date of termination on account of Permanent Disability;

                  (ii) amounts accrued under Section 3(c)(ii) shall mean bonus based on the Partner's fees and SOB credits through date of termination on account of Permanent Disability, determined pursuant to the Partner Compensation Policy as of such date using a "plus one" level;

                  (iii) amounts accrued under Section 3(c)(iii) shall mean that portion of the Minimum Bonus payable with respect to the bonus (calendar) year in which termination on account of Permanent Disability occurs as results by multiplying the Minimum Bonus payable for such year by a fraction, the numerator of which shall be the numbers of days elapsed in such calendar year as of the date of such termination and the denominator of which shall be 365; and

                  (iv) amounts accrued under Section 3(c)(iv) shall mean that portion of the bonus that would be payable based upon the Partner's cumulative fee and SOB credits based upon his total cash collections for the calendar year in which termination on account of Permanent Disability occurs through the date of such termination annualized, with "total cash compensation" determined using the cash compensation guidelines of the Partner Compensation Policy at a "plus one" level of the bonus range, less any Minimum Bonus, if any, payable for such year.

After receiving the payment provided in this Section 6(b), the Partner shall have no further rights to any compensation or any other benefits under this Agreement.

            7. OTHER TERMINATIONS

            (a) Good Reason. (i) The Partner may terminate the Term of this Agreement and Partner's employment hereunder for "Good Reason," as hereinafter defined, and Partner shall be entitled to receive the same compensation upon the same terms as would be payable if he had been terminated "Without Cause" pursuant to Section 7(c)(i). For purposes hereof, "Good Reason" shall mean:

                         (A) the failure of the Company to pay or cause to be
paid the Partner's compensation described in Section 3(b) or (c), when due hereunder;

                         (B) a reduction in the Partner's total compensation
which is inconsistent with the fee and SOB guidelines of the Partner Compensation Policy, without good reason (determined by reference to the subjective standards applied to other Company executive search consultants of similar rank);

                         (C) a material breach by the Company of any material
provision of this Agreement;

                         (D) the failure of the Company to supply the Partner
with the level of support services provided to other search consultants at the Partner's Home Office;

                         (E) the failure of the Company to follow Company
policies with respect to sexual and other harassment complaints duly made by the Partner in accordance with such policies;

                         (F) any substantial and sustained diminution in the
Partner's duties as set forth in Section 4(a) hereof; provided, however, that the removal of the Partner from the Global Management Committee or the failure of the Company to maintain the Partner as Managing Partner, Global Financial Institutions Practice, shall not be events constituting Good Reason unless such removal is either (I) without the Partner's consent or (II) based on Partner's performance in such capacities (in the Company's reasonable discretion); or

                         (G) a significant change in business practices
resulting from, or following, a transaction involving the Company or Parent which requires Parent shareholder approval, and which change has, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the partner's ability to generate fee and SOB credits under the Company's then current policies relating to same;

provided, however, that an event described in this Section 7(a) shall not constitute "Good Reason" unless the Partner shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such events within thirty (30) days after the Company's receipt of such written notice.

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                                                                               8


                  (ii) The parties agree that the payments paid pursuant to
Section 7(a)(i) of this Agreement shall constitute full consideration for any damages to the Partner on account of such termination of employment and shall be considered as liquidated damages.

            (b) Termination for "Cause." (i) Except as otherwise provided in this Agreement, the Company may terminate the employment of the Partner hereunder for "Cause," which shall mean:

                         (A) the Partner's continued failure to perform the
Partner's material duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), it being agreed that the Partner's failure to achieve fee and SOB numbers set for any calendar year shall not be determinative evidence of the Partner's failure to perform his duties but may be considered an indicium of such failure to perform;

                         (B) any act of fraud, embezzlement or other
misappropriation or similar act by the Partner against the Company;

                         (C) conviction of the Partner for (x) a felony under
the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude;

                         (D) the Partner's willful malfeasance or willful
misconduct in connection with the Partner's duties hereunder or any other act or omission which, in each case, intentionally is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates,

                         (E) the Partner's violation of any of the sexual or
other harassment policies of the Company, in which case any termination must be in accordance with the terms of the applicable policy or policies, unless the Partner challenges such termination and such challenge is ultimately and finally successful; or

                         (F) the Partner's breach of the provisions of Sections
8, 9 or 10 of this Agreement; provided, in the case of a breach of Sections 8 or 9, such breach has a material adverse effect on the Company.

                  (ii) None of the events or circumstances described in clause
(i) of this Section 7(b) shall constitute Cause for purposes of this Agreement unless the Company shall have provided the Partner with written notice specifying such event or circumstance and Company's intention to terminate the Partner's employment if such event or circumstance is not cured and the Partner shall have failed to cure such event or circumstance to the reasonable satisfaction of the Company within thirty (30) days following the delivery of such notice.

                  (iii) If the Term of this Agreement and the employment of the Partner hereunder is terminated for Cause under Section 7(b)(i) of this Agreement, the Company shall pay to the Partner any Base Salary, benefits and reimbursable expenses accrued but unpaid as of

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the effective date of termination. Such payment shall be in full and complete discharge of any and all liabilities or obligations of the Company to the Partner under Sections 1, 2 and 3 of this Agreement, and the Partner shall have no further rights to any compensation or any other benefits under this Agreement.

            (c) Termination Without Cause. (i) Notwithstanding any other provision of this Agreement, the Company shall have the right with or without notice to terminate the Term of this Agreement and the Partner's employment "Without Cause" pursuant to the provisions of this Section 7(c). If the Company shall terminate the Term of this Agreement or the employment of the Partner Without Cause during the Term of this Agreement (but not any renewal or extension thereof), (A) the Company shall pay to the Partner the Partner's Base Salary, bonus, benefits, and reimbursable expenses accrued but unpaid as of the date of such termination, it being understood that any bonus amount(s) payable hereunder shall be paid at the time such bonuses are due to be paid under the Company's bonus payment schedule, and (B) the Partner shall continue to receive Base Salary and benefits for a period of three months following the date of termination Without Cause. For purposes of the prior sentence, accrued bonus as of date of termination Without Cause shall be determined in the same manner as accrued bonus is determined under Section 6(a) in the event of death, with date of such termination substituted for date of death in all instances.

                  (ii) The parties agree that the payments paid pursuant to this
Section 7(c) shall constitute full consideration for any damages to the Partner on account of such termination of employment and shall be considered as liquidated damages and not a penalty for the Company's termination of the Partner's employment Without Cause.

            (d) Release. Payment of any compensation to the Partner under this
Section 7 following termination of employment, other than accrued but unpaid Base Salary, shall be conditioned upon the prior receipt by the Company of a fully effective release executed by the Partner in substantially the form attached to this Agreement as Exhibit B. No release shall be considered fully effective, and no payment shall be made, until all revocation periods with respect to such release shall have expired.

            (e) Effect on Certain Covenants. Notwithstanding any termination of the Term of this Agreement and Partner's employment hereunder for any reason, including but not limited to the natural expiration of the Term, the parties' covenants set forth in Sections 9,10, 11, and 12 of this Agreement are intended to and shall remain in full force and effect and shall survive such termination, provided, however, that the covenants set forth in Section 10(b) shall terminate upon the termination of the Term by the Partner for Good Reason or by the Company Without Cause.

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                                                                              10


            8. DISCLOSURE

            The Partner agrees that during the Term of the Partner's employment by the Company, the Partner will disclose only to the Company all ideas, methods, plans, developments or improvements known by the Partner which relate to the business of the Company acquired by the Partner in the course of the Partner's employment by the Company. Nothing in this Section 8 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication. The covenants contained in this Section 8 shall not prevent any disclosure required by law or order of a court or governmental agency; provided, that the Partner subject to any such requirement shall, prior to any such disclosure, give the Company prompt notice of any such requirement and shall cooperate with the Company in obtaining a protective order or other means of protecting the confidentiality of the Company's proprietary information and confidential records.

            9. CONFIDENTIALITY

            The Partner agrees to keep in strict secrecy and confidence any and all information proprietary to the Company that the Partner learns or to which the Partner has access during the Partner's employment by the Company (including any such information acquired by the Company from Sullivan) and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company, including but not limited to information regarding the Company's industry practice strategy both generally and as it may be directed at particular existing and prospective clients, the Company's past, current and future strategic plans and underlying data and confidential and proprietary information regarding search candidates and companies, including but not limited to that available on the Company's computer systems (collectively, the "Confidential Information"). The Partner agrees that both during and after the Term of the Partner's employment by the Company, the Partner will not, without the prior written consent of the Company, disclose any Confidential Information to any third person, partnership, joint venture, company, corporation or other organization. The foregoing covenants shall not be breached to the extent that any such Confidential Information was known to the Partner prior to his employment with the Company or becomes a matter of general knowledge other than through a breach by the Partner. Upon termination of employment with the Company, the Partner shall promptly return to the Company any and all Company property, including personal property, software, files and materials used or developed by the Partner during the Partner's employment with the Company or Sullivan (but excluding the Partner's Rolodex of personal contacts, provided that the Company is given a copy of such Rolodex), regardless of whether such materials are in analog, digital, paper or electronic documents, files or other media forms. The covenants contained in this Section 9 shall not prevent any disclosure required by law or order of a court or governmental agency; provided, that the Partner subject to any such requirement shall, prior to any such disclosure, give the Company prompt notice of any such requirement and shall cooperate with the Company in obtaining a protective order or other means of protecting the confidentiality of the Company's proprietary information and confidential records.

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                                                                              11


            10. NON-COMPETITION AND NONSOLICITATION OF EMPLOYEES

            (a) General. The Partner hereby acknowledges that during and as a result of the Partner's employment by the Company, the Partner has received and shall continue to receive: (i) special training and education with respect to executive search research and methods and other related matters and (ii) access to confidential information and business and professional contacts, including contacts with clients and prospective clients of the Company. In consideration of the special and unique opportunities afforded to the Partner by the Company as a result of the Partner's employment, as outlined in the previous sentence, the Partner agrees to the restrictive covenants in this Section 10. The parties hereto also acknowledge that the restrictive covenants in this Section 10 are being entered into between the parties in connection with and as a result of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 27, 1999, among Heidrick & Struggles International, Inc., the Company, Brian Sullivan, Brendan Burnett-Stohner, Jory Marino, Marguerite McMahon, Leslie Stern, Barry Bregman (collectively, the "Stockholders"), and Sullivan (the "Merger Agreement").

            (b) Non-Competition.

                  (i) Restriction. (A) If the Partner's employment with the Company should terminate during the Term (as set forth in Section 2(a) hereof) for any reason other than Good Reason or Without Cause, then for the greater of
(x) one-half of the unexpired Term (as set forth in Section 2(a) hereof) and (y) twelve (12) months following such termination of the Partner's employment, or
(B) at any time while employed by the Company (the applicable time period in (A)(x), (A)(y) or (B) being defined as the "Competition Period"), the Partner shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner (including as an officer, director, employee, independent contractor, partner, consultant, advisor, agent, proprietor, trustee or investor), any Competing Business (as defined in Section 10(b)(ii) of this Agreement) located or operating in the Territory (as defined in Section 10(b)(iii) of this Agreement); provided, however, that nothing contained in this Section 10(b)(i) shall prevent the Partner from owning less than two percent (2%) of the voting stock of a publicly held corporation for investment purposes.

                  (ii) Competing Business. For purposes hereof, "Competing Business" shall mean (A) the furnishing of executive search and related consulting services and (B) any business or venture which engages in or provides executive search and related consulting services substantially similar to the whole or any significant part of the services rendered by the Partner in his employment with the Company.

                  (iii) Territory. For purposes hereof, "Territory" shall mean the United Kingdom and the United States of America and its territories and possessions.

            (c) Non-solicitation of Employees. During any Competition Period (as defined in Section 10(b)(i)), the Partner shall not, directly or indirectly, either as an individual,

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partner, officer, director, stockholder, executive, advisor, independent contractor, joint venturer, proprietor, trustee, investor, consultant, agent, employee, representative or salesman for any person, firm, partnership, corporation or other entity, or otherwise (I) solicit any of the current employees, consultants, directors or officers of the Company or any of its affiliates to terminate any business relationship with the Company or any of its affiliates or (II) employ or retain as an independent contractor, consultant or agent any current or former employees, consultants, directors or officers of the Company or any of its affiliates, unless such persons have been separated from any relationship with the Company or any of its affiliates for at least twelve
(12) months, unless any such employees, consultants, directors or officers of the Company or any of its affiliates are or have been terminated by the Company or any of its affiliates.

            (d) Essential Element. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in this Section 10 are essential elements of this Agreement, and that, but for the agreement of the Partner to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Partner shall be construed as agreements independent of any other provision in this Agreement.

            11. REMEDIES

            (a) Specific Performance. The Partner agrees damages at law will be an insufficient remedy to the Company if the Partner violates the terms of Sections 8, 9 or 10 of this Agreement and that the Company would suffer irreparable damage as a result of any such violation. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections without posting any bond and without proving that damages would be an inadequate remedy, which injunctive relief shall be in addition to any other rights or remedies available to the Company hereunder. The parties consent to the modification or termination of any injunctive relief obtained pursuant to this Section 11(a) in accordance with and upon the entry of a final decision obtained in arbitration pursuant to Section 11(c) of this Agreement with respect to the subject matter of any such injunction.

            (b) Liquidated Damages. Partner acknowledges and recognizes the highly competitive nature of the Company's business. Partner further acknowledges and recognizes that because his services are special and unique, the Partner's continued employment, after the merger of Sullivan and the Company, is critical to the operations of the Company. Partner further acknowledges and recognizes that no exact measure of the damage caused to the Company if his employment is terminated by the Partner (other than for death, Permanent Disability or Good Reason as defined in Section 7(a)) or the Term of this Agreement is terminated by the Company for Cause as defined in Section 7(b) of this Agreement can be determined by precise calculation. Moreover, Partner acknowledges and recognizes that if he does not remain in the Company's employ for the entire term of this Agreement, the Company will not be receiving the full benefit of its merger with Sullivan pursuant to the Merger Agreement.

            Therefore, for the purpose of liquidated damages and not as a penalty, the Partner agrees that in the case of (x) a termination of employment by the Partner (other than for death, Permanent Disability, or Good Reason as defined in Section 7(a)) or (y) termination of the Partner's employment by the Company for Cause (as defined in Section 7(b) of this Agreement), on or before the date forty-eight (48) months after the Effective Date, and in addition to the injunctive relief provided for by Section 11(a) of this Agreement, for the purpose of liquidated damages and not as a penalty, the damages caused shall be and are fixed, liquidated and determined at an amount which shall be equal to the sum of (i), (ii) and (iii) below and payable as follows:

                         (i) (A) if the termination date occurs on or before the
first anniversary of the Effective Date of this Agreement, a payment in an amount equal to seven (7) times the Partner's SOB expectation set forth in
Section 3(b) for the 1999 ("1999 SOB Expectation");

                               (B) if the termination date occurs after the
first anniversary but on or before the second anniversary of the Effective Date of this Agreement, a payment in an amount equal to six (6) times the 1999 SOB Expectation;

                               (C) if the termination date occurs after the
second anniversary but on or before the third anniversary of the Effective Date of this Agreement, a payment in an amount equal to four (4) times the 1999 SOB Expectation; and

                               (D) if the termination date occurs after the
third anniversary but on or before the fourth anniversary of the Effective Date of this Agreement, a payment in an amount equal to two (2) times the 1999 SOB Expectation.

In each case, one hundred percent (100%) of the amount due shall be payable in cash, or alternatively, at the Company's option, the Partner may be permitted to pay fifty percent (50%) of the amount due in cash and fifty percent (50%) by the Partner's execution and delivery to the Company of a promissory note in the form of Exhibit C, such payment and delivery to be made within two (2) weeks of the Partner's termination of employment.

      The Company agrees that the Partner may satisfy all or a portion of his obligation through the sale or other disposition of Parent Common Stock. If, as of the Partner's employment termination date, sale of all or any shares of Parent Common Stock owned by the Partner is subject to a contractual or legal restriction or limitation (including as a result of the volume limitations of Rule 144 of the Securities Exchange Act of 1934), then, at the Company's option:

                               (x) payment of the amount due, plus interest at
eight percent (8%), compounded annually from date of termination through date of payment, shall not be required until two (2) weeks following the effective date of the waiver or elimination of all such restrictions or limitations, or

                               (y) the Company may accept in satisfaction of the
obligation the delivery from the Partner to the Company of such number of shares, valued at the fair market value as of the date of delivery, of Parent Common Stock as shall be necessary to satisfy such obligation, it being understood that any shortfall remaining after Partner has sold, transferred, delivered or otherwise disposed of his Parent Common Stock shall be payable in cash.

                         (ii) Fifty percent (50%) of the gross fee revenues
derived by the Partner personally or by any entity with which the Partner becomes employed or otherwise associated (whichever is greater) from any executive search work performed or assignment obtained as a result of or in connection with Competition by the Partner with the Company as defined below during the Competition Period as defined in Section 10(b)(i) of this Agreement, including revenues paid later than the Competition Period as a result of work performed during the Competition Period, to the extent that such revenues are generated from (A) clients of Sullivan as of the Effective Date of this Agreement, (B) clients of the Company or any of its affiliates as of the Effective Date of this Agreement, or (C) clients of the Company or any of its affiliates acquired after the date of this Agreement.

            (c) "Competition" by the Partner with the Company for purposes of this Section 11 shall be defined as any of the following actions taken by the Partner, directly or indirectly, either as an individual, partner, officer, director, stockholder, executive, advisor, independent contractor, joint venturer, proprietor, trustee, investor, consultant, agent, employee, representative or salesman for any person, firm, partnership, corporation or other entity, or otherwise, during the Competition Period: (i) soliciting or counseling any third person, partnership, joint venture, company, corporation, association or other organization that is or was a client (including for purposes of this clause (i) and not for purposes of clause (ii) below, any individual who is or was an employee, agent, principal, partner, officer or director of a client) of the Company, Sullivan or any of their affiliates, regardless of such person's or entity's location, to terminate any business relationship with the Company or any of its affiliates and/or to commence a similar Competing Business business relationship with any other individual or entity, or (ii) accepting, with or without solicitation, any Competing Business from any third person, partnership, joint venture, company, corporation, association or other organization that is or was a client of the Company, Sullivan or any of their affiliates, regardless of such person's or entity's location.

            (d) Mandatory Arbitration. (i) General. Should any dispute arise among or between one or more of the parties to this Agreement relating to this Agreement, the interpretation of any provision hereof, or any of the rights or obligations hereunder of any of the parties to this Agreement, then at the election of any party involved in such dispute, such dispute shall be resolved finally by a single arbitrator (who, to the extent reasonably practical in accordance with the rules and procedures of the American Arbitration Association, will be a retired judge) in an arbitration proceeding conforming to the rules of the American Arbitration Association applicable to commercial arbitrations. If the arbitration proceeding would qualify as an expedited arbitration proceeding pursuant to the rules of the American Arbitration Association based on the amount in controversy, the rules applicable to expedited arbitrations shall apply.

                         (ii) Appointment of Arbitrator. The arbitrator shall be
appointed as follows: The party not electing to submit the matter to arbitration (the "Non-Electing Party") shall provide to the other (the "Electing Party") a list of three proposed arbitrators, each of whom shall be knowledgeable as to matters that are the subject of the dispute and each of whom shall be completely independent of and with no prior affiliation or direct or indirect relationship with any party or any of their affiliates. The Electing Party shall then select the arbitrator from such list or, if all such proposed arbitrators are reasonably unacceptable to such party, so advise the Non-Electing Party, whereupon such party shall prepare a new list of three proposed arbitrators and the selection process shall begin anew.

                         (iii) Location of Arbitration. The arbitration shall
take place in New York City, New York.

                         (iv) Effect of Arbitration. The decision of such
arbitrator shall be final and binding upon the parties, and such decision shall be enforceable as a judgment in a court of competent jurisdiction. Other than the Company's right to seek specific performance by way of injunctive relief to enforce the provisions of Sections 8, 9 and 10 set forth in Section 11(a) of this Agreement, each party to this Agreement covenants not to institute any suit or other proceeding in any court with respect to any matter arising under or pursuant to or directly or indirectly relating to this Agreement, the subject matter hereof or the other agreements, documents and instruments delivered or required to be delivered hereunder or in connection herewith unless the intended subject matter thereof has first been submitted for arbitration in accordance with the foregoing procedure and such arbitration proceeding has been completed.

                         (v) Confidentiality of Arbitration. In order to
maintain the confidentiality of the dispute intended to be resolved by arbitration as provided in this Agreement as well as the information adduced and contentions asserted in any such arbitration, the parties agree to maintain in strict confidence and agree to neither make nor suffer any public disclosure of the fact of, contentions or evidence, discovered, developed or introduced in and the result of any such arbitration; provided, however, the foregoing to the contrary notwithstanding, that the Company may make public disclosures regarding the existence of the arbitration, the nature of the dispute and the results thereof as may be necessary or appropriate to satisfy the Company's disclosure obligations under applicable securities or other laws, and the Partner may make such disclosures as may be necessary or appropriate to satisfy his disclosure obligations under applicable laws.

            12. MISCELLANEOUS

            (a) Waiver of Breach. The waiver by either party to this Agreement of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such other party.

            (b) Compliance With Other Agreements. Each of the parties hereto represents and warrants that the execution of this Agreement by such party and the party's performance of such party's obligations hereunder will not conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the party is a party or by which the party is or may be bound.

            (c) Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract and the rights, obligations and interests of the parties hereunder may not be sold, assigned, transferred, pledged or hypothecated.

            (d) Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by (i) the Partner, and (ii) the New York Office Managing Partner or the President-North America of the Company, together with any one of the CEO or the CAO of the Company.

            (e) Headings, Etc. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Use of the term "Partner" is for the convenience of the parties and is not intended to alter the employee-employer relationship between the Company as a corporation and the Partner as an employee of a corporation described in this Agreement.

            (f) Governing Law. This Agreement shall be governed by and construed pursuant to the substantive laws of the State of New York (except that any provision of New York law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than New York).

            (g) Venue; Process. To the extent it is necessary to resolve any disputes arising under this Agreement and the agreements, instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 11 of this Agreement, the parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall lie exclusively in the Courts of New York County, New York or in the United States District Court for the Southern District of New York. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens.

            (h) Severability. Any provision of this Agreement which is determined pursuant to arbitration under Section 11 of this Agreement (or to the extent it is necessary to resolve any disputes arising under this Agreement and the agreements and instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 11 of this Agreement, by a court of competent jurisdiction) to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one of more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

            (i) Notices. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given
(A) when received, if personally delivered; (B) when transmitted, if transmitted by telecopy or similar electronic transmission method, with evidence of such transmission; (C) one working day after it is sent, if sent by recognized overnight delivery service; and (D) five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case, notice shall be sent to the following addresses (or to such other address as either party may specify by like notice to the other):

                  (x)   if to the Company:

                        HEIDRICK & STRUGGLES, INC.
                        Sears Tower - Suite 4200
                        233 South Wacker Drive
                        Chicago, IL 60606-6303
                        Attn: Chief Administrative Officer

                        with copies to:

                        HEIDRICK & STRUGGLES, INC.
                        Sears Tower - Suite 4200
                        233 South Wacker Drive
                        Chicago, IL 60606-6303
                        Attn: Chief Financial Officer

                        and

                        Simpson Thacher & Bartlett
                        425 Lexington Avenue
                        New York, New York 10017-3954
                        Attn: Vincent Pagano, Esq.

                  (y)   if to the Partner

                        At the Partner's address as set forth on the first page of this Agreement with a copy to:

                        Rosenman & Cohn LLP
                        575 Madison Avenue
                        New York, New York 10022
                        Attn: Todd J. Emmerman, Esq.

      (j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

      (k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                        /s/ Brian M. Sullivan
                                        ----------------------------------------
                                        Brian M. Sullivan

                                        Heidrick & Struggles, Inc.

                                        By: /s/ Richard D. Nelson
                                           -------------------------------------
                                        Title: Secretary
                                              ----------------------------------